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May 22, 2020

Banc of California, National Association
3 MacArthur Place
Santa Ana, CA 92707

        Re:  Amendment and Termination of LAFC-Banc of California Agreements
Ladies and Gentlemen:
        Reference is hereby made to that certain (i) Naming Rights Agreement dated as of February 28, 2017 by and among Banc of California, National Association (“BOC”), LAFC Sports, LLC (“LAFC TeamCo”), LAFC StadiumCo, LLC (“LAFC StadCo”) (LAFC TeamCo and LAFC StadCo may individually or collectively be referred to herein as “LAFC”) and LAFC Partners, LLLP (“LAFC Parent”) (the “Naming Rights Agreement”); (ii) Sponsor Agreement dated as of February 28, 2017 by and between LAFC TeamCo, BOC, LAFC Parent, LAFC StadCo, LAFC Sports Foundation, and LAFC AncillaryCo, LLC (the “Sponsor Agreement”); (iii) Community Engagement Agreement dated as of February 28, 2017 by and between BOC and LAFC TeamCo (the “Community Engagement Agreement”); (iv) Los Angeles Football Club Stadium Suite Lease Agreement dated as of April 27, 2018 by and between LAFC TeamCo and BOC (the “Existing Suite Agreement”); and (v) Sublease Agreement dated as of December 2018 by and between BOC and LAFC StadCo (“ATM Sublease Agreement”), with respect and relating to the naming rights, sponsorship and other agreements among such parties (each such agreement, together with any and all other agreements among any of such LAFC and BOC parties, are referred to herein collectively as the “Agreements”, provided that neither this letter agreement (this “Letter Agreement”) nor the Suite License Agreement (as defined below) is or shall be deemed an “Agreement” for purposes of this Letter Agreement). Capitalized terms used herein without definition have the meanings set forth in the Naming Rights Agreement. As used herein, the term “party” shall mean, as the context requires, (a) an entity listed on the signature page hereof or (b) BOC, on the one hand, and all of the entities listed on the signature page hereof other than BOC, on the other hand.
        For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1.Amendment of the Naming Rights Agreement.
a.Section 10.B of the Naming Rights Agreement is hereby amended as follows:
“Additional Termination Rights of Sponsor. Sponsor may terminate this Agreement upon: (a) the Team’s failure to operate as an active MLS franchise pursuant to League Rules; (b) ~~any Force Majeure event that results in closure of all or any material portion of the Facility to the public for a period equal to or greater than six (6) consecutive calendar months; (c)~~ any permanent relocation of the Team to any venue other than the Facility, other than ordinary course travel for Games that are not Home Games, and other than as expressly permitted by

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the Non-Relocation Agreement; (~~d~~c) any Team Change of Control in which the successor-in-interest of LAFC in and to the Team does not agree to honor all of the LAFC Parties’ obligations under this Agreement; and (~~e~~d) proper termination of the Lease.”
b.Except as expressly set forth in this Letter Agreement, and subject to Paragraph 3 below (Termination of the Agreements), all of the provisions of each of the Agreements are and shall otherwise remain unmodified and in full force and effect (including without limitation any financial literacy program and/or community events that are to be effected under the Community Engagement Agreement) until their expiration or termination. Notwithstanding the foregoing and notwithstanding anything to the contrary in the Agreements, BOC shall not be required to make any payments under any of the Agreements or to satisfy any of its obligations under any of the Agreements (i) from and after the date hereof until the date as of which the first LAFC MLS regular season home match is played at the Stadium after the date hereof with not fewer than 5,500 attendees having tickets granting access to the Stadium for such match in attendance at the Stadium for such match (the “Recommencement Date”), provided that in no event shall such obligations survive the Termination (as defined below), except as set forth in Paragraph 3(c) of this Letter Agreement, or (ii) during any Subsequent Shutdown Period (as defined below). Except as set forth in the following sentence, BOC shall not be deemed in breach or default under any of the Agreements for any failure to perform any of its obligations under any of the Agreements after the execution hereof. As of (or as promptly as reasonably practicable following) the later of the Recommencement Date and the date which is five business days after BOC’s receipt of written notice as to the date of the Recommencement Date (and provided such date takes place prior to the Termination, as defined below), BOC’s obligations under the Agreements shall recommence in accordance with the terms thereof until the effectiveness of the Termination (subject to such adjustments thereto as are appropriate under the circumstances, as agreed to by the parties in good faith), with any of BOC’s payment obligations and/or BOC’s obligations to incur expenses under the Agreements being deemed pro-rated on a 1/366 per day basis for the period commencing on the Recommencement Date and concluding as of the effectiveness of the Termination and being deemed satisfied if paid or incurred on or prior to December 31, 2020, provided that, in the event of a Subsequent Shutdown Period, (x) BOC’s obligations under the Agreements shall not apply during any Subsequent Shutdown Period and (y) no days during any Subsequent Shutdown Period shall be counted in the numerator for purposes of calculating BOC’s pro-rated payment obligations and obligations to incur expenses as described in this sentence.
For purposes of this Letter Agreement, “Subsequent Shutdown Period” shall mean any period after the Recommencement Date during which the MLS has suspended or cancelled the MLS season or MLS matches are no longer permitted (by the MLS, SUM, governmental authorities or otherwise) to be played at the Stadium with at least 5,500 attendees having tickets granting access to the Stadium for such match in attendance at the Stadium for such match.

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By way of example and not limitation, in the event that the period commencing on the Recommencement Date (assuming the Recommencement Date takes place prior to the effectiveness of the Termination) and concluding on the date of the effectiveness of the Termination were to consist of 100 days and there was a Subsequent Shutdown Period of 20 days during such period, the amount payable by BOC pursuant to Exhibit 13 of the Naming Rights Agreement with respect to such period (other than the Subsequent Shutdown Period, with respect to which no amount would be payable pursuant to the Agreements) would equal $1,205,050.93 (which, for the avoidance of doubt, would be in addition to, and in no way reduced by, the approximately $2,750,000 fee already paid to LAFC for 2020).
2.Consideration.
a.Within five (5) business days following the date hereof, BOC shall pay $20,100,000 (“Buyout Fee”) in one single lump sum to LAFC by wire transfer of immediately available funds into an account designated by LAFC on or prior to the date hereof. In the event that any portion of the Buyout Fee is not paid when due, BOC shall pay LAFC interest on the unpaid portion of the Buyout Fee at a rate equal to the “prime rate” published in the Wall Street Journal from time to time, from (and including) the date such amount was due to (but excluding) the date such amount is paid.
b.Notwithstanding anything to the contrary in any of the Agreements, and except as otherwise set forth in this Letter Agreement, any and all monies received by LAFC to-date under the Agreements are hereby deemed to be non-refundable and are not subject to be returned by LAFC for any reason whatsoever.
3.Termination of the Agreements.
a.Unless otherwise terminated earlier, and notwithstanding anything to the contrary in any of the Agreements, all of the Agreements shall each automatically (without any further action required of any party) terminate, and are hereby terminated, effective as of 11:59pm Pacific time on December 31, 2020.
b.Notwithstanding anything to the contrary in any of the Agreements, the Agreements then in effect may be terminated prior to 11:59pm Pacific time on December 31, 2020 by LAFC following written notice to BOC (“Notice of Termination”) at any time after it reaches agreement for (i) a naming rights arrangement or (ii) a sponsorship arrangement with any person or entity in or for the financial services category (any such agreement which BOC hereby expressly agrees may be reached by or on behalf of LAFC without the need for any approvals or waivers that might otherwise have been required under one or more of the Agreements), effective on the receipt by BOC from LAFC of the payment contemplated by Paragraph 3(d) hereof (or, if later, 10 days after delivery of the Notice of Termination), provided that (i) such termination shall not be effective until at least 10 days after delivery of Notice of Termination (with LAFC and BOC to work together diligently and in good faith during such 10 day period to

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resolve any disagreement pertaining to any monies that may or may not then be owed by one party to the other) and (ii) no rights granted pursuant to any such agreement shall be effective prior to the effectiveness of the termination of the Agreements if the grant of such rights would be in violation of the terms of the Agreements (or any of them).
c.Upon the effectiveness of termination of the Agreements (it being agreed that all of the Agreements shall be deemed, and hereby are, terminated effective as of the effectiveness of the termination of the Naming Rights Agreement), whether pursuant to this Letter Agreement or prior thereto in accordance with the terms of the Agreements (the “Termination”), and notwithstanding anything to the contrary in any of the Agreements, the Agreements will have no further force or effect, and no party shall have any further rights or obligations thereunder, except that (i) except to the extent expressly amended by this Letter Agreement and subject to the terms of this Letter Agreement (including without limitation Paragraphs 6 and 7 hereof), the provisions of Sections 6 (to the extent such provisions are intended to survive in connection with this Letter Agreement (e.g., because LAFC continues to display BOC intellectual property on or around the Premises)) and 9 (with respect to Demands arising before the effectiveness of the Termination) of the Naming Rights Agreement, Sections 3.A.ii., 5.B., 8 (with respect to Losses, as defined in the Sponsor Agreement, arising before the effectiveness of the Termination) and 9 of the Sponsor Agreement and Sections 6.3 (with respect to Claims, as defined in the ATM Sublease Agreement, arising before the effectiveness of the Termination), 6.4 and 13.13 of the ATM Sublease Agreement shall survive the effectiveness of Termination, (ii) LAFC shall have the right (but not the obligation) to choose to keep some or all of the BOC static signage that has been provided under the Naming Rights Agreement (including, but not limited to, any such static signage attached to or associated with the Facility or LAFC’s two (2) digital board signs located on the 110 Interstate/Freeway) in place after the Termination (with all of the intellectual property and other rights and licenses needed to do so hereby being deemed to be provided hereunder) until the earlier of the date as of which such static signage is removed or replaced by LAFC in its sole discretion and the date which is four years after the date hereof (or such later date as shall hereafter be agreed to in writing by the parties), (iii) LAFC and its affiliates shall have the right to use the Facility Marks and the Facility Logo (as defined in the Sponsor Agreement) in connection with any references to the Stadium until the removal of all static signage as contemplated in the foregoing subclause (ii), (iv) each of the parties and their respective affiliates shall have the right to use the Facility Marks and the Facility Logo (as defined in the Sponsor Agreement) (A) indefinitely from and after the date of the effectiveness of Termination for informational, archival, historical reference and other non-trademark purposes and (B) without limiting other use rights set forth in this Letter Agreement, for customary transitional purposes for a period not to exceed thirty (30) days from and after the effectiveness of Termination (or such other period as the parties may hereafter mutually agree in writing), (v) each of the parties and their respective affiliates shall be free to dispose of (but not sell) then-existing inventory of products containing any Facility Mark or Facility Logo (as defined in the Sponsor Agreement) until the earlier of (x) all of such inventory has been depleted or (y) three (3) months after the date of the effectiveness of Termination and (vi) BOC

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and/or its affiliates shall not use the name “Banc of California Stadium” in connection with the naming of any other stadium, arena or other venue (regardless of BOC’s ownership of such name) during the ten year period immediately following the effectiveness of Termination. For the avoidance of doubt, except as otherwise set forth in this Letter Agreement, (A) no party nor any of its affiliates shall have the right pursuant to any of the Agreements or this Letter Agreement to use any of the Facility Marks or the Facility Logo (as defined in the Sponsor Agreement) (excluding any parts thereof that constitute marks owned by such party which are not Facility Marks or the Facility Logo (as defined in the Sponsor Agreement)) after the date of the effectiveness of Termination, (B) neither BOC nor any of its affiliates shall have the right pursuant to any of the Agreements or this Letter Agreement to use any of the LAFC Marks, Club Marks (as defined in the Sponsor Agreement), Designations (as defined in the Sponsor Agreement) or Player / Coach Likenesses (as defined in the Sponsor Agreement) after the date of the effectiveness of Termination and (C) none of the parties hereto (other than BOC) nor any of their respective affiliates (other than BOC’s affiliates) shall have the right pursuant to any of the Agreements or this Letter Agreement to use any of the Sponsor Marks (as defined in the Naming Rights Agreement) or the Sponsor Marks (as defined in the Sponsor Agreement) after the date of the effectiveness of Termination. The parties acknowledge and agree that (I) the name of “Banc of California” is a trademark owned by BOC (separate and apart from the Facility Marks and the Facility Logo (as defined in the Sponsor Agreement)), and nothing in this Letter Agreement (or the Agreements) shall be deemed to restrict BOC’s or its Affiliates’ right to use such mark after (or prior to) termination of the Agreements other than as set forth above with respect to the name “Banc of California Stadium” and (II) BOC shall have no obligation (A) to pay any costs or expenses associated with LAFC or any of its affiliates (or any third party providing such services for the benefit of LAFC or any of its affiliates) (w) removing, destroying and/or discarding signage reflecting any of the Facility Marks and/or the Facility Logo (as defined in the Sponsor Agreement), (x) preparing, producing, replacing, mounting and/or installing new or altered signage to reflect any change in the name of the Stadium, (y) removing, destroying and/or discarding any merchandise, equipment or collateral materials related to the Facility branding, promotion and publicity displaying any of the Facility Marks and/or the Facility Logo (as defined in the Sponsor Agreement) and/or (z) preparing, producing, replacing and/or distributing merchandise, equipment or other collateral materials related to the Facility branding, promotion and publicity reflecting any change in the name of the Stadium or (B) effective as of the effectiveness of the Termination, and except as specifically contemplated by this Letter Agreement, under any of the Agreements.
d.In the event that the Agreements are terminated effective prior to 11:59pm Pacific time on December 31, 2020, LAFC shall promptly (and in any event within five (5) business days) following the effectiveness of termination of the Agreements, refund to BOC, in accordance with payment instructions to be provided by BOC to LAFC, an amount (paid by BOC to LAFC on or after the Recommencement Date) equal to (i) all amounts (if any) paid by BOC on or after the Recommencement Date pursuant to the Agreements (or any of them) with respect to calendar year 2020 (which, for the avoidance of doubt, does not include the Buyout Fee

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payable pursuant to this Letter Agreement), multiplied by (ii) a fraction, the numerator of which equals the number of days in the period commencing on the date of the effectiveness of termination of the Agreements and concluding on December 31, 2020 and the denominator of which equals 366.
4.Continued Banking Services. Without limiting its obligations under the Agreements through the effectiveness of the Termination (which, subject to the terms set forth in other Paragraphs of this Letter Agreement, shall remain in effect in accordance with their terms until the effectiveness of the Termination), LAFC hereby agrees to continue to use BOC for the following banking services (specifically excluding, without limitation, payment processing and financing services which LAFC may, but shall not be obligated to, use BOC in its sole discretion) for which it currently uses BOC (in each case, on the same terms and conditions (e.g., service level, quality, etc.) that apply today), unless and until the earlier of (i) LAFC entering into a sponsorship or similar agreement with another financial services provider in good faith that requires (or which makes it beneficial to) LAFC to transfer such financial services/relationships to such other provider who provides such services, (ii) a refinancing by LAFC of its credit facility pursuant to which it is required or beneficial to LAFC to transfer any such financial services/relationships to another provider or (iii) December 31, 2023:
a.Accounts payable services;
b.Primary commercial banking services, including in respect of cash management requirements; and
c.Depository bank in respect of deposit accounts maintained by LAFC.
5.Use of Founders 9 Suite. From and after the effectiveness of Termination, BOC shall have access to the “Founders 9” suite (“Founders Suite”) at the Stadium pursuant to the terms of a Stadium Suite Lease Agreement between LAFC TeamCo and BOC dated and executed as of the date hereof and effective as of the effectiveness of the Termination (the “Suite License Agreement”). Additionally, BOC will have the opportunity to serve as “associate partner” for one (1) mutually agreed upon LAFC Sports Foundation event (“Foundation Asset”) each year throughout the term of the Suite License Agreement; provided, that LAFC may terminate BOC’s right to receive the Foundation Asset at any time after it reaches agreement in good faith for a sponsorship arrangement with any person or entity in or for the financial services category.
6.Releases.

a.Mutual Releases. Each party hereby generally and unconditionally releases the other party and the other party’s affiliates and the present and former officers, managers, directors, employees, members, shareholders, agents, representatives, insurers, predecessors, successors, assigns, administrators, executors and heirs of the other party and the other party’s affiliates (the “Related Parties”, provided that neither MLS nor SUM is or shall be deemed a

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“Related Party” for purposes of this Letter Agreement) of and from any and all claims, demands, rights, actions, causes of action, suits, liabilities, contracts, covenants, obligations, damages, losses, expenses (including, without limitation, attorneys' fees, except as expressly set forth within this Letter Agreement), penalties, costs and allegations of any kind, nature, and character whatsoever, whether legal, contractual, statutory, administrative or equitable in nature or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, that such party now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against the other party and the other party’s Related Parties arising out of or relating to the Agreements (or any of them) based on any acts, events or circumstances that occurred prior to the execution hereof. Notwithstanding the foregoing, no party is releasing, acquitting, discharging, waiving, or relinquishing any claims arising out of or relating to the parties’ rights and obligations as preserved, amended, or created by this Letter Agreement or the Suite License Agreement.
b.Unknown Claims. Each of the parties hereby (i) represents, warrants and acknowledges that such party has had, or has had and waived, the opportunity to be advised by independent legal counsel as to the contents of Section 1542 of the California Civil Code (and any analogous law of any other state, locality or other jurisdiction) and (ii) expressly waives the benefits and protections thereof and any rights such party may have thereunder. Section 1542 of the California Civil Code provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS (1) THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, (2) WHICH IF KNOWN BY HIM OR HER, (3) WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Each of the parties understands and acknowledges the significance and consequence of its specific waiver of Section 1542 of the Civil Code of the State of California and in the event that any releases become effective pursuant to this Letter Agreement, hereby assumes full responsibility for any injuries, damages, and losses which it may incur as a result of its waiver of Section 1542 of the California Civil Code.
7.Mutual Waivers. Except as contemplated by this Letter Agreement and/or the Suite License Agreement, each party hereby waives any right to terminate the Agreements (or any of them), exercise any remedies under the Agreements (or any of them) or bring a breach claim under the Agreements (or any of them), in each case based on any acts, events or circumstances that occurred prior to the execution hereof.

8.Indemnification.

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a.LAFC Indemnification. LAFC hereby jointly and severally agrees to indemnify, defend and hold harmless BOC, BOC’s subsidiaries and affiliates, and their respective shareholders, members, directors, officers, servants, agents and employees (the “BOC Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, suits and proceedings, including legal expenses and reasonable attorneys’ fees (the “Demand(s)”), of any kind and nature, imposed on, incurred by or asserted against the BOC Indemnitees (or any of them) arising directly or indirectly out of or in connection with any breach by any party hereto (other than BOC) of any covenant or warranty contained herein; but excluding therefrom any liability arising from the contribution thereto by the negligent or willful actions or omissions of the BOC Indemnitees (or any of them).

b.BOC Indemnification. BOC hereby agrees to indemnify, defend and hold harmless the parties hereto (other than BOC), MLS, and their respective subsidiaries and affiliates (including for indemnification purposes, Soccer United Marketing), and their respective shareholders, members, directors, officers, servants, agents and employees (collectively, the “LAFC Indemnitees”), from and against any and all Demands of any kind and nature, imposed on, incurred by or asserted against the LAFC Indemnitees (or any of them) arising directly or indirectly out of or in connection with any breach by BOC of any covenant or warranty contained herein; but excluding therefrom any liability arising from the contribution thereto by the negligent or willful actions or omissions of the LAFC Indemnitees (or any of them).

c.Indemnification Procedure. Each party agrees that, once the party seeking indemnification learns of any such Demand, the indemnified party will give the indemnifying party prompt written notice of any allegation and institution of any such suit; provided, however, that the right of a person or entity to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an indemnifying party is actually irrevocably and materially prejudiced thereby. The indemnified party will permit the indemnifying party, through competent counsel of its own choosing, to defend any such suit, provided that the indemnifying party will on a regular basis provide the indemnified party with full, complete information and updates relating to such suit and will not enter into any settlement or compromise related thereto without the indemnified party’s prior written consent.

9.Representations and Warranties. LAFC represents, warrants and agrees that LAFC has obtained all permits, consents, waivers, approvals and/or authorizations of, and has made all declarations to and/or filings or registrations with, any government or third party, including without limitation the MLS, SUM and the Lenders, which is required in connection with the execution, delivery and/or performance of this Letter Agreement and/or the Suite License Agreement. Each of the parties respectively represents, warrants and agrees that it:
a.has the full right and authority to enter into and fully perform this Letter Agreement in accordance with its terms without any further approval, and this Letter Agreement has been

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duly authorized, executed and delivered by such party and represents the valid and binding agreement of such party enforceable in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity;
b.has received independent legal advice from its attorneys (if it so desires) with respect to the advisability of making this Letter Agreement, and such party is entering into this Letter Agreement voluntarily;
c.is under no obligation or restriction, and will not enter into any agreement or arrangement containing any obligation or restriction, that would in any way interfere or conflict with its performance hereunder;
d.is the sole and lawful owner of all right, title, and interest in and to every claim and other matter released and/or conferred by such party pursuant to this Letter Agreement, and that such party has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claims or other matters herein released and/or conferred by such party; and
e.has made such investigation of the facts pertaining to this Letter Agreement and of all other matters pertaining hereto as it deems necessary.
10.Confidentiality. Each party is hereby authorized to issue a press release in substantially the form of Exhibit A hereto (the “Approved Press Release”). Otherwise, no party may issue a press release or make a public statement regarding this Letter Agreement, the Suite License Agreement, any of the Agreements or the subject matter hereof or thereof providing any information which is not provided in the Approved Press Release without the other party’s prior written approval. No party will disclose or communicate to anyone (other than such party’s directors, officers, employees, attorneys, advisors and/or representatives who agree to keep such information confidential in accordance with the terms of this Letter Agreement) any information regarding this Letter Agreement, the Suite License Agreement, any of the Agreements or the subject matter hereof or thereof, except as otherwise specifically permitted by this Letter Agreement or unless otherwise, on the advice of counsel, determined by such party in good faith as being required under applicable law, statute, court order and/or governmental rule or regulation (including under the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended), the regulations promulgated thereunder, and/or the rules of any applicable stock exchange), or as otherwise necessary to fulfill any obligations hereunder; provided that prior to making any disclosure so required by applicable laws, statutes, court orders and governmental rules or regulations (including the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended), the regulations promulgated thereunder, and/or the rules of any applicable stock exchange), the disclosing party shall, to the extent legally permissible, provide written notice of such legal requirement to the other party as soon as reasonably practicable and provide the other party with a reasonable opportunity to review the proposed disclosure (or the portion thereof to

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which this Paragraph 10 relates). Notwithstanding anything to the contrary set forth above, subject to Paragraph 11 hereof, nothing herein will prohibit LAFC from making any disclosure to the Lenders, MLS and/or SUM.
11.Non-Disparagement. Effective as of the date hereof, no party nor any of its affiliates (nor any of their respective employees, officers, directors, managers, shareholders, members, agents, and/or representatives) will make (or encourage or expressly permit) any disparaging public, press or other external statements (including, without limitation, website postings) or releases (including “background” and/or “off-the-record” communications) about the other party, any of the other party’s affiliates or any of their respective officers, directors, managers, shareholders, members, employees, agents and/or representatives related to the performance or breach of this Letter Agreement, the Suite License Agreement or any of the Agreements. For the avoidance of doubt, nothing in this Paragraph 11 will be deemed to apply to any statements made in any court, regulatory, arbitration or similar proceeding or to address or correct any misstatement made in any public forum, in each case which are not made with the primary intent to disparage.
12.Notices. Any notices, documents, statements, demands, requests or other communications (each a “notice”) that any party desires or is required to give to or serve on the other party pursuant to this Letter Agreement or any of the Agreements will be in writing and will be delivered by personal or mail delivery (postage prepaid, registered mail, return receipt requested), by overnight courier, or by email to the parties at the addresses given below or to such other address as a party may hereafter designate in writing in the manner provided for herein. Any notice delivered in accordance with the terms of this Letter Agreement which relates to this Letter Agreement or any of the Agreements will be deemed to satisfy Section 11.G. of the Naming Rights Agreement, Section 12.M. of the Sponsor Agreement, Section 9.E. of the Community Engagement Agreement, Section 19(d). of Exhibit E to the Existing Suite Agreement and Section 13.2 of the ATM Sublease Agreement. Any such notice will be deemed given on the date of personal delivery or email (in the case of email, subject to proof of confirmation of transmission), the day after such notice is deposited with an overnight courier service, or three days after such notice is deposited with the United States Mail Service, as applicable. All such notices will be addressed as follows (or to such other address for a party as shall be directed by such party from time to time hereafter by notice delivered in accordance with the terms of this Letter Agreement):
a.If to LAFC or any other party hereto other than BOC:
i.LAFC Sports, LLC
818 W. 7th Street #1200
Los Angeles, California 90017
Attn: General Counsel
Email: lafclegal@lafc.com

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b.If to BOC:
i.Banc of California, National Association
3 MacArthur Place
Santa Ana, CA 92707
Attn: Ido Dotan
Email: ido.dotan@bancofcal.com

13.Further Assurances. Each party agrees to cooperate fully and to execute any and all supplementary documents (including the Suite License Agreement) and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Letter Agreement and which are not inconsistent with its terms.
14.Costs. Each party shall bear its own costs, expenses and attorneys’ fees in connection with the preparation and negotiation of this Letter Agreement.
15.Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of law principles.
16.Dispute Resolution; Arbitration. The parties agree that any dispute, claim, question or controversy between BOC, on the one hand, and any or all of the other parties hereto, on the other hand, arising from or relating to this Letter Agreement, its construction, operation or effect, or a breach thereof (the “Dispute(s)”) that cannot be resolved through good faith consultation and negotiation of BOC and such other party or parties within 30 days of the commencement of such consultation and negotiation (or the attempt by a party to commence such consultation and negotiation) shall be finally resolved exclusively by binding arbitration administered by a single arbitrator of JAMS, or its successor, in accordance with the JAMS Comprehensive Arbitration Rules & Procedures in effect as of the date of this Letter Agreement and taking place in Los Angeles, California. The parties further agree that the arbitrator, and not a court, will have exclusive jurisdiction to decide all questions of arbitrability, including as to questions regarding the formation, validity and enforceability of this Letter Agreement and/or this Paragraph 16. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Except as required by law, neither any party nor the arbitrator may disclose the existence, content, results or award of any arbitration without the prior written consent of all parties. The arbitrator will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages. Each party shall bear its own costs and expenses, including attorneys’ fees, and an equal share of the arbitrators’ and administrative fees of arbitration. The parties expressly waive the right to resolve any Dispute through any other means, including by a jury trial. This dispute resolution provision cannot be modified except in a written agreement signed by all parties hereto with specific reference to this arbitration provision and the intent to modify or amend it. THE PARTIES EACH UNDERSTAND AND AGREE THAT THE PARTIES ARE ELECTING TO RESOLVE ANY DISPUTE UNDER THIS LETTER AGREEMENT THROUGH ARBITRATION AND ARE WAIVING THEIR RIGHT TO A JURY TRIAL.

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17.Neutral Construction. Each party hereby acknowledges and agrees that it has read, understood and approved this Letter Agreement and has been fully and competently represented by (and has consulted with) independent legal counsel of its own choosing in the negotiation and drafting of this Letter Agreement. Accordingly, each party hereby acknowledges and agrees that any rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable to this Letter Agreement. Each party further acknowledges and agrees that it has entered into this Letter Agreement with the intent to be legally bound to the terms hereof.
18.Successors and Assigns. This Letter Agreement will bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, administrators, executors, personal representatives and conservators. No party may assign this Letter Agreement or any of its obligations under this Letter Agreement to any other person or entity without the prior written consent of the other party hereto. Notwithstanding the foregoing, (a) BOC may assign this Letter Agreement in its entirety to its parent company, Banc of California, Inc., a Maryland corporation, without the prior written consent of any party hereto (other than BOC) and (b) LAFC may (i) assign its rights and obligations under this Letter Agreement to MLS, SUM or any entity controlling, controlled by or under common control with LAFC, (ii) assign its right to receive payments hereunder, in whole or in part, to any person or entity and (iii) pledge or assign any of its rights under this Letter Agreement to lenders or financiers as security or as required by financing arrangements entered into by LAFC or its affiliates, in each case so long as LAFC is not relieved of any obligations hereunder in connection therewith and without the prior written consent of BOC.
19.Severability. If any part of this Letter Agreement is void or otherwise invalid, such invalid or void portion will be deemed to be separate and severable from the balance of this Letter Agreement, and this Letter Agreement will be given full force and effect as though the void or invalid provisions had never been a part of this Letter Agreement.
20.Amendment. This Letter Agreement may not be amended, modified or terminated, in whole or in part, except by an instrument in writing duly executed by all parties.
21.Counterparts. This Letter Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original, but all of the counterparts together shall constitute one and the same instrument. Any signature page delivered electronically shall be binding to the same extent as an original signature page.
22.No Third Party Beneficiaries. Except as set forth in Paragraphs 6 and 8 hereof, this Agreement is for the sole benefit of the parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties and such permitted assigns, any legal or equitable rights hereunder.

CONFIDENTIAL	EXECUTION COPY

23.Entire Agreement. The Agreements, as further amended by this Letter Agreement, constitute the entire understanding of the parties with respect to the subject matter hereof and thereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby and thereby.
[Signature Page to Follow]

CONFIDENTIAL	EXECUTION COPY

        If the foregoing correctly reflects our agreement, please so indicate by signing in the space provided below.

              Yours sincerely,

              LAFC Sports, LLC

              By: /s/ Tom Penn
              Its:  President

              LAFC StadiumCo, LLC

              By: /s/ Tom Penn
              Its:  President

LAFC Partners, LLLP

              By: /s/ Tom Penn
              Its:  President

              LAFC Sports Foundation

              By: /s/ Tom Penn
              Its:  Board Officer

              LAFC AncillaryCo, LLC

              By: /s/ Tom Penn
              Its:  President

ACCEPTED AND AGREED:
Banc of California, National Association

By: /s/ Lynn M. Hopkins
Its: CFO